WC-308501

Certificate of Incorporation on Change of Name

I DO HEREBY CERTIFY that

GBLI (Cayman) Limited

having by Special resolution dated 21st day of March Two Thousand Sixteen changed its name, is now incorporated under name of

Global Indemnity Limited

Given under my hand and Seal at George Town in the Island of Grand Cayman this 21st day of March Two Thousand Sixteen

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

An Authorised Officer,
Registry of Companies,
Cayman Islands.

Authorisation Code : 237300828173
www.verify.gov.ky
22 March 2016